Exhibit (d)(2)(b)

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT, dated as of February 25, 2016, is made and entered into by and between Guggenheim Partners Investment Management, LLC (the “Adviser”) and Transparent Value Trust (the “Fund”). This Agreement shall apply to each investment portfolio of the Fund as set forth in Schedule A (the “Series”).

WHEREAS, the Adviser has been appointed the investment adviser to the Series pursuant to an agreement between the Fund and the Adviser (such agreement an “Advisory Agreement”); and

WHEREAS, the Fund, on its own behalf and on behalf of its investment portfolios listed in Schedule A and the Adviser desire to enter into the arrangements described herein.

NOW, THEREFORE, it is agreed as follows:

1.         With respect to the Series identified on Schedule A, the Adviser hereby agrees, subject to Sections 2 and 3 hereof, to reduce the fees payable to it, respectively, under the applicable Advisory Agreement (but not below zero) and make any additional payments to the extent necessary to limit the ordinary operating expenses (including Rule 12b-1 fees (if any), but exclusive of brokerage costs, dividends on securities sold short, expenses of other investment companies in which a Series invests, interest, taxes, indemnification, and extraordinary expenses, such as litigation and other expenses not incurred in the ordinary course of the Fund’s business) (“Operating Expenses”), of each Series to an annual rate (as a percentage of the Series’ average daily net assets) as set forth on Schedule A (“Fees Expense Limit”).

2.         If on any day or month, the estimated annualized Operating Expenses of a Series as of that day or month are less than the applicable Expense Limit as of that day or month, the Adviser shall be entitled to reimbursement by such Series as set forth below. The applicable Series shall reimburse fees waived or reduced and other payments remitted by the Adviser to such Series pursuant to either Section 1 hereof during any of the previous thirty-six (36) months beginning with the effective date of this Agreement (the “Reimbursement Amount”), to the extent that the annualized Operating Expenses of a Series, plus the amount so reimbursed by the Series equals, as of that day or month, the Expense Limit as set forth in Schedule A, provided however, that such amount paid by the Series to the Adviser will in no event exceed the total of the Reimbursement Amount and will not include any amounts previously reimbursed by the Series . Any amounts reimbursed by the Series to the Adviser under this Section 2 shall not include any additional charges or fees, such as interest on the Reimbursement Amount. Amounts so reimbursed by the Series shall be allocated to the oldest Reimbursement Amount during the previous thirty-six (36) month period until fully reimbursed and thereafter (i.e., after the oldest Reimbursement Amount has been fully reimbursed by the Series), to the next oldest Reimbursement Amount, and so on. Periodic adjustments to the Reimbursement Amount and related reimbursement may be made by the Series as necessary to ensure that the amount of Operating Expenses of a Series during any fiscal year never exceeds the applicable Expense Limit for such Series during that fiscal year. In no event will a Series be obligated to pay any fees waived or deferred by the Adviser with respect to any other Series.

3.         In case a Series has multiple classes of shares, any amount of fees or expenses waived, paid or reimbursed pursuant to the terms of this Agreement shall be allocated among the classes of shares of the Series in accordance with the terms of the Series’ multiple class plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 and in manner consistent with that Rule.

4.         The parties agree that this Agreement shall supersede any prior expense limitation agreement between the Fund and the Adviser with respect to the Fund’s Series listed on Schedule A.

5.         This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Fund, on behalf of the Series, upon sixty (60) days’ written notice to the Adviser. This Agreement, as it relates to a Series, will terminate automatically if the Advisory Agreement with respect to such Series is terminated, with such termination effective upon the effective date of the Advisory Agreement’s termination.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Transparent Value Trust

 By: /s/ Amy J. Lee

Name: Amy J. Lee

Title:   Chief Legal Officer and Vice President

Guggenheim Partners Investment Management, LLC

 By: /s/ Kevin Robinson

Name: Kevin Robinson

Title:   Attorney-in-fact

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

SCHEDULE A

Dated February 25, 2016

Registered investment companies to which this Agreement applies, and their respective Series:

Transparent Value Trust: Guggenheim RBP Large-Cap Defensive Fund (A, C, Institutional, and P), Guggenheim RBP Large-Cap Market Fund (A, C, Institutional, and P), Guggenheim RBP Dividend Fund (A, C, Institutional, and P), Guggenheim Directional Allocation Fund (A, C, Institutional, and P) and Transparent Value SMID-Cap Directional Allocation Fund (A, C, Institutional, and P).

Series Name and Share Class	Expense Limit	Effective Date	Expiry Date

Guggenheim RBP Large-Cap Defensive Fund
Class A	1.20%	05/9/2016	2/1/2018
Class C	1.95%	05/9/2016	2/1/2018
Institutional Class	0.95%	05/9/2016	2/1/2018
Class P	1.20%	05/9/2016	2/1/2018

Guggenheim RBP Large-Cap Market Fund
Class A	1.20%	05/9/2016	2/1/2018
Class C	1.95%	05/9/2016	2/1/2018
Institutional Class	0.95%	05/9/2016	2/1/2018
Class P	1.20%	05/9/2016	2/1/2018

Guggenheim RBP Large-Cap Value Fund

Class A	1.20%	05/9/2016	2/1/2018

Class C	1.95%	05/9/2016	2/1/2018

Institutional Class	0.95%	05/9/2016	2/1/2018

Class P	1.20%	05/9/2016	2/1/2018

Guggenheim RBP Dividend Fund
Class A	1.20%	05/9/2016	2/1/2018
Class C	1.95%	05/9/2016	2/1/2018
Institutional Class	0.95%	05/9/2016	2/1/2018
Class P	1.20%	05/9/2016	2/1/2018

Guggenheim Directional Allocation Fund
Class A	1.50%	05/9/2016	2/1/2018
Class C	2.10%	05/9/2016	2/1/2018
Institutional Class	1.10%	05/9/2016	2/1/2018
Class P	1.35%	05/9/2016	2/1/2018

Transparent Value SMID-Cap Directional Allocation Fund
Class A	1.70%	05/9/2016	2/1/2018
Class C	2.30%	05/9/2016	2/1/2018
Institutional Class	1.30%	05/9/2016	2/1/2018
Class P	1.55%	05/9/2016	2/1/2018

The Adviser will respect the following principles in implementing the foregoing Expense Limits:

•

In accordance with the terms of Section 3 hereof, the provisions of Rule 18f-3 under the Investment Company Act of 1940 and the Series’ Multiple Class Plan, the Adviser always will reduce fees payable to it and reimburse other expenses that are advisory fees, custodial fees or other expenses related to the management of the Series’ assets (i.e., fund- wide expenses) equally among classes of shares based on relative net assets such that each class pays the same series-wide expenses.

•

The Adviser may, however, reduce fees payable to it and reimburse other expenses that are actually incurred in a different amount by classes of shares, or if the classes receive services of a different kind or to different degrees (i.e., class-specific expenses) in amounts that differ among classes.

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